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                                                                       EXHIBIT 1

                                                           EXECUTION COUNTERPART


                                    AMENDMENT


     AMENDMENT dated as of May 19, 2005, between STT CROSSING LTD, a corporation duly organized and validly existing under the laws of Mauritius (the "Pledgor") and UNITED OVERSEAS BANK LIMITED (together with its successors and assigns, the "Lender").

     The Pledgor and the Lender are parties to a Pledge of Shares Agreement dated as of December 18, 2004 (the "Pledge of Shares Agreement"), providing for the grant by the Pledgor of a security interest in certain shares of common stock and preferred stock issued by Global Crossing Limited, a corporation duly organized and validly existing under the laws of Bermuda (the "Issuer").

     The Pledgor wishes to exchange, substitute and replace 1,320,000 shares of common stock issued by the Issuer, evidenced by share certificate number GC 0005 and in which a security interest is granted pursuant to the Pledge of Shares Agreement, with 800,000 shares of preferred stock and 520,000 shares of common stock, in each case issued by the Issuer, and may wish in the future to effect substitutions for the Collateral. The Lender has agreed to such exchange, substitution and replacement and accordingly, the Pledgor and the Lender hereby agree as follows:

     Section 1. Definitions. Except as otherwise defined in this Amendment, terms defined in the Pledge of Shares Agreement and used herein as defined therein.

     Section 2. Amendments to Pledge of Shares Agreement. Effective as of the Effective Date (as defined below), the Pledge of Shares Agreement shall be amended as follows:

     2.01. References Generally. References in the Pledge of Shares Agreement (including references to the Pledge of Shares Agreement as amended hereby) to "this Agreement" (and indirect references such as "hereunder", "hereby", "herein" and "hereof") shall be deemed to be references to the Pledge of Shares Agreement as amended hereby (other than in reference to the date of the Pledge of Shares Agreement).


                                   Amendment
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                                     - 2 -


     2.02. Section 4.04. A new paragraph (c) shall be added to Section 4.04 of the Pledge of Shares Agreement to read in its entirety as follows:

     "(c) If the Pledgor wishes to replace, exchange and substitute any of the Stock Collateral, for whatever reason, it shall so notify the Lender in writing, specifying the Stock Collateral to be the subject of such replacement, exchange and substitution, and the Lender may, but shall not be obligated to, agree to such transaction by so notifying the Pledgor in writing. If the Lender agrees thereto as aforesaid, such replacement, exchange or substitution shall be effected in accordance with the procedures set forth in the Annex 3 hereto."

     2.03. Annex 3. A new Annex 3 shall be added to the Pledge of Shares Agreement in the form of the Attachment hereto.

     Section 3. Representations and Warranties. The Pledgor represents and warrants to the Lender that the representations and warranties set forth in
Section 2 of the Pledge of Shares Agreement are true and complete on the date hereof as if made on and as of the date hereof and as if each reference in said
Section 2 to "this Agreement" included reference to this Amendment.

     Section 4. Condition Precedent. The amendments set forth in Section 2 above shall not become effective until the date (the "Effective Date"), on which the Lender shall have received from the Pledgor a counterpart of this Agreement signed on behalf of the Pledgor.

     Section 5. Miscellaneous. Except as provided herein, the Pledge of Shares Agreement shall remain unchanged and in full force and effect. This Amendment may be executed in any number of counterparts, all of which taken together shall constitute one and the same amendatory instrument and any of the parties hereto may execute this Amendment by signing any such counterpart. This Amendment shall be governed by, and construed in accordance with, the law of the State of New York.


                                   Amendment
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                                     - 3 -


     IN WITNESS WHEREOF, this Amendment has been duly executed as of the date first written above.


                                    STT CROSSING LTD

                                    By: /s/ Stephen Geoffrey Miller
                                        ----------------------------------------
                                        Name:  Stephen Geoffrey Miller
                                        Title: Director and Authorised Signatory



                                    UNITED OVERSEAS BANK LIMITED

                                    By: /s/ Lim Chin Hong
                                        ----------------------------------------
                                        Name:  Lim Chin Hong
                                        Title: First Vice President
                                               Corporate Banking Division


                                   Amendment
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                                                                      ATTACHMENT


1. The Pledgor shall instruct EquiServe, agent to the corporate secretary of Global Crossing Limited (or such other Person and/or at such other location as the Lender and the Pledgor may agree), to deliver the new share certificates (such certificates, the "Replacement Certificates") that are to be in replacement or substitution of, or in exchange for, existing share certificates pledged as part of the Collateral pursuant to Section 3 of this Agreement (such certificates, the "Subject Certificates") to the Lender or its agent specified in such instructions.

2. The Lender or such agent shall deliver the Subject Certificates to the New Jersey office of EquiServe (or such other Person and/or at such other location as the Lender and the Pledgor may agree), against delivery to the Lender or such agent of the Replacement Certificates duly endorsed by the Pledgor in bank, which shall be in form and substance satisfactory to the Lender.

3. The Replacement Share Certificates shall then be returned to the Lender or such agent.


                                    Annex 1